SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                         AMENDMENT NO. 1
                               to
                         SCHEDULE 14D-9



              SOLICITATION/RECOMMENDATION STATEMENT
               PURSUANT TO SECTION 14(d)(4) OF THE
               SECURITIES AND EXCHANGE ACT OF 1934


                         NUVISION, INC.
                    (Name of Subject Company)


                         NUVISION, INC.
              (Name of Person(s) Filing Statement)


             COMMON STOCK, Par Value $0.50 PER SHARE
                 (Title of Class of Securities)


                           670923 10 1
              (CUSIP Number of Class of Securities)

                  Jonathan E. Raven, President
                         NuVision, Inc.
                      2284 South Ballenger
                         Flint, MI 48501
                         (810) 767-0900
    (Name, address and telephone number of person authorized to receive notice and communications on behalf of the person(s) filing statement)

                         with a copy to:

                       Paul R. Rentenbach
                       Dykema Gossett PLLC
                     400 Renaissance Center
                        Detroit, MI 48243
                         (313) 568-6973

     This amendment is being filed to include a revised opinion of Legg Mason Wood Walker, Incorporated as Exhibit 6.2 hereto. No other items of this Schedule 14D-9 are being amended.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT NO.    DESCRIPTION

Exhibit 6.2 *Opinion of Legg Mason Wood Walker, Incorporated, dated April 27, 1995

* Filed herewith


                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 26, 1995

                              NuVISION, INC.

                              By: /S/ JONATHAN E. RAVEN
                                  Jonathan E. Raven, President